Exhibit 22.1

Subsidiary guarantors of guaranteed securities

From time to time Omega Healthcare Investors, Inc., a Maryland corporation (the “Company”), may issue debt securities under a registration statement on Form S-3 filed with the Securities and Exchange Commission that are fully and unconditionally guaranteed by OHI Healthcare Properties Limited Partnership, a Delaware limited partnership (the “Partnership”). As of December 31, 2025, the Partnership has fully and unconditionally guaranteed the outstanding senior notes of the Company identified below:

●	4.500% Senior Notes due 2027
●	4.750% Senior Notes due 2028
●	3.625% Senior Notes due 2029
●	5.200% Senior Notes due 2030
●	3.375% Senior Notes due 2031
●	3.250% Senior Notes due 2033